EMPLOYMENT AGREEMENT
FOR JAMES B. MILLER, JR.
This EMPLOYMENT AGREEMENT (this “Agreement”), is entered into this 17th day of December 2018, by and among Ameris Bancorp, a Georgia corporation, Ameris Bank, a Georgia banking corporation, and James B. Miller, Jr. (“Executive”). Ameris Bancorp and Ameris Bank are referred to collectively as “Ameris.” Certain capitalized terms set forth herein have the meaning given to such terms in Section 23.
WHEREAS, Executive is the Chairman and Chief Executive Officer of Fidelity Southern Corporation (“Fidelity Southern”) and Chairman of Fidelity Bank and is employed pursuant to an employment agreement, effective as of January 1, 2018, by and among Fidelity Southern, Fidelity Bank and Executive (the “Prior Employment Agreement”);
WHEREAS, Ameris Bancorp and Fidelity Southern are party to the agreement and plan of merger, dated as of December 17, 2018 (the “Merger Agreement”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Ameris desires to employ Executive and to enter into this Agreement setting forth the terms of such employment; and
WHEREAS, Executive agrees to accept such employment and to provide such services to Ameris in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Effective Time; Employment Period; Duties.
(a)    This Agreement shall become effective upon the Effective Time (as defined in the Merger Agreement). In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void ab initio. The term of employment of Executive hereunder (the “Employment Period”) shall be for the period commencing as of the Effective Time and ending upon the third anniversary of the date on which the Effective Time occurs (or an earlier Termination of Employment).
(b)    During the Employment Period, Executive shall serve as Executive Chairman of Ameris Bancorp and Ameris Bank and as a member of the Boards of Directors of Ameris Bancorp and Ameris Bank. In such positions, Executive shall have duties and authority commensurate with the chairman of the board of directors of a publicly-held bank holding company, including chairing board meetings, pursuing business development opportunities and strategies, meeting with current and potential customers and clients, and strengthening community relationships. Any age restrictions related to membership on the Boards of Directors of Ameris Bancorp and Ameris Bank shall be waived for Executive. Executive shall report to the Board of Directors of Ameris Bancorp (the “Board”).

(c)    Executive agrees that he shall at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement and shall comply with all policies and procedures adopted by the Board or any committee thereof. Executive shall devote his full business time to the performance of his obligations hereunder.
(d)    During the Employment Period, Executive may serve on civic, charitable or other not-for-profit boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, manage personal investments and, subject to the prior written approval of the Board (or a committee thereof), serve on boards of for-profit entities, in each case, so long as such activities do not interfere with the performance of Executive’s responsibilities in accordance with this Agreement and Executive complies with applicable provisions of any codes of business conduct and ethics of Ameris and its Affiliates, as in effect from time to time. Executive shall be prohibited from serving as a director of other businesses and as a member of any committee of the board(s) of directors thereof unless the Board formally has approved such service before Executive becomes any such director or member of any committee of such board(s) of directors. Notwithstanding the foregoing, to the extent Executive engaged in any such activities or served in any such capacities immediately prior to the Effective Time, he shall be permitted to continue to do so without the need for further approval.
2.    Compensation.
(a)    Base Salary.
(i)    During the Employment Period, Ameris shall pay to Executive an aggregate annual base salary (“Base Salary”) at the rate of $1,000,000 per year, payable in arrears in equal semi-monthly payments, subject to applicable withholdings and deductions. The Base Salary shall be subject to annual review for increase.
(ii)    In the event of the Total Disability of Executive, to the extent payments are received by him under any employer sponsored disability program and/or under any disability policy the premiums of which are paid by Ameris, the payments hereunder shall be reduced by an amount equal to any such disability payments that are intended to replace all or a portion of any compensation Executive loses due to such Total Disability.
(b)    Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in incentive plans and programs hereafter adopted for senior executives of Ameris as determined by the Board or the Compensation Committee of the Board; provided, however, that Executive’s annual target cash bonus opportunity shall not be less than fifty percent (50%) of Executive’s Base Salary. The method of the calculation of Executive’s total incentive compensation for each fiscal year, or part thereof, during the Employment Period after a Change of Control shall not be changed in any manner which shall result in less total incentive compensation being paid or payable to Executive from the maximum amount that would have been paid using the method of calculating incentive compensation under the incentive compensation programs in effect prior to the Change of Control.

(c)    Employee Benefit Programs. During the Employment Period, Executive shall be eligible to participate in all employee benefit programs, including medical, dental and hospitalization programs, now or hereafter made available by Ameris to its employees and/or executives, subject to terms and conditions of such programs, including eligibility. It is understood that Ameris reserves the right to modify and rescind any program or adopt new programs in its sole discretion. Executive’s participation in such employee benefit programs shall be on terms that are no less favorable to Executive than those applicable to other senior executives of Ameris.
(d)    Life Insurance.
(i)    During the Employment Period, Ameris and its Affiliates may, in their sole discretion, maintain bank-owned or key man life insurance on the life of Executive and designate Ameris or its Affiliates as the beneficiary. Executive agrees to execute any documents necessary to effect the issuance of such policy.
(ii)    Executive hereby acknowledges that he has consented to the purchase and maintenance by Fidelity Bank of the Split Dollar Insurance Plan (the “Split Dollar Plan”) in the face amount of $400,000 dated October 3, 1984 (including all amendments and replacement and substitute policies, as hereafter mutually agreed in writing). The policies purchased and maintained by Ameris and its Affiliates (including Fidelity Bank) under the Split Dollar Plan shall be maintained by Ameris and its Affiliates at all times hereafter, including after the termination of this Agreement or Executive’s Termination of Employment. In addition, Ameris and its Affiliates agree to maintain Single Premium Life Insurance policies issued by Northwestern Mutual Life Insurance Company in the face amount of $6 million, one (1) policy issued by Life Investors Insurance Company of America in the face amount of $800,000 and one (1) policy issued by Mass Mutual Financial Group in the face amount of $800,000 (including all replacement and substitute policies, as hereafter mutually agreed in writing) (collectively, the “Individual Life Insurance Policies”), each of which is payable to beneficiaries designated by Executive or his estate or trust in lieu thereof, at all times hereafter, regardless of the termination of this Agreement or Executive’s Termination of Employment hereunder, including a Termination of Employment pursuant to Section 3.
(e)    Vacation. During the Employment Period, Executive shall be entitled to five (5) weeks’ vacation each year or, if more favorable, the number of weeks’ vacation provided to other senior executives of Ameris. Vacation shall be taken at such times as not to materially interfere with the business of Ameris and its Affiliates. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not taken.
(f)    Expenses. During the Employment Period, Ameris and its Affiliates shall pay all reasonable expenses incurred by Executive in the performance of his responsibilities and duties for Ameris and its Affiliates, including dues payable for country club memberships and such reasonable civic organizations of Executive’s choice as approved by the Compensation Committee of the Board, on terms that are no less favorable to Executive than those applicable to other senior executives of Ameris. Without limiting the generality of the foregoing, during the Employment Period, Ameris shall continue to reimburse Executive for (or pay directly on Executive’s behalf) the dues payable for the country club memberships and civic organizations set forth on Attachment A, which shall be deemed approved by the Compensation Committee of the Board. Executive shall submit to Ameris periodic statements of all expenses so incurred in accordance with the policies of Ameris then in effect. Subject to such reviews as Ameris may deem reasonably necessary, Ameris shall, promptly in the ordinary course of business, reimburse Executive for the full amount of all such expenses advanced by Executive.
(g)    Automobile. During the Employment Period, Ameris shall provide Executive with an appropriate automobile for his use and shall maintain and insure it at Ameris’s expense, in each case, on terms that are no less favorable to Executive than those applicable to other senior executives of Ameris. At least annually, Executive, in accordance with Ameris’s procedures, shall report business and personal usage of the automobile. Notwithstanding anything herein to the contrary, Executive will be provided use of the automobile provided to him immediately prior to the Effective Time and will be reimbursed for related expenses on the same terms as of immediately prior to the Effective Time.
(h)    Transition Payment. On the date on which the Effective Time occurs, Executive shall be paid a lump sum cash transition payment equal to $4,000,000, net of all required Federal and state withholding taxes and similar required withholdings and authorized deductions.
(i)    Salary Continuation Agreement. On the date on which the Effective Time occurs, Executive shall be paid a lump sum cash amount equal to $5,930,000, net of all required Federal and state withholding taxes and similar required withholdings and authorized deductions, in settlement of all obligations to Executive under the salary continuation agreement, dated as of December 23, 2014, by and between Fidelity Bank and Executive.
3.    Early Termination.
(a)    Termination For Cause.
(i)    Ameris may terminate Executive’s employment as a Termination For Cause at any time upon ten (10) business days’ prior written notice.
(ii)    Upon a Termination for Cause, Ameris shall have no further obligation to pay any compensation to Executive or make available to Executive participation under any employee benefit program in respect of periods after the effective date of Executive’s Termination of Employment (the “Termination Date”), other than Ameris’s obligations pursuant to Section 2(d) with respect to the maintenance of the Split Dollar Plan and the Individual Life Insurance Policies. Upon a Termination for Cause, the Base Salary accrued but unpaid as of the Termination Date and accrued but unused vacation pay shall be paid to Executive on the next normal payroll payment date after the Termination Date. Any annual cash incentive compensation that is earned but unpaid from the year prior to the year in which the Termination of Employment occurs shall be paid to Executive on the next normal payroll payment date after the Termination Date (provided that, any incentive compensation that was deferred shall be paid pursuant to the terms of the applicable plan and deferral election). In addition, to the extent unpaid, the amounts due under Sections 2(h) and 2(i) shall be paid immediately. The compensation and benefits contemplated by this Section 3(a)(ii) shall be referred to herein as the “Accrued Obligations”.
(iii)    Executive shall not be considered to have had a Termination For Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive, if he is then a member of the Board) finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in reasonable detail.
(b)    Other Termination by Ameris.
(i)    Executive may have a Termination of Employment by Ameris for any reason other than a Termination for Cause, death, or Total Disability at any time upon at least ninety (90) days’ prior written notice by Ameris to Executive. Upon such a Termination of Employment, Executive shall be entitled to the Accrued Obligations, which shall be provided on the schedule contemplated by Section 3(a)(ii). Executive’s right to additional compensation in respect of periods after the Termination Date shall cease, except that if Executive executes the Release and the period for revocation of the Release expires before the scheduled commencement date of payment, then beginning on the first regular payroll date of Ameris which occurs at least ninety (90) days following Executive’s Termination of Employment other than a Termination for Cause, Total Disability or death (the “Severance Commencement Date”), Executive shall be entitled to the compensation described in this Section 3(b). The compensation provided in this Section 3(b) shall be payable to Executive’s Beneficiaries upon Executive’s death after the amounts become payable.
(ii)    Executive shall be paid cash severance equal to the excess of (A) three (3) times Executive’s Final Compensation over (B) the aggregate amount of the Non-Compete Benefit payable under Section 8 (the “Severance Payment”). The Severance Payment shall be made on the schedule set forth in Section 3(b)(iii), net of all required Federal and state withholding taxes and similar required withholdings and authorized deductions.
(iii)    If Executive is not a Specified Employee, the Severance Payment shall be payable in seventy-two (72) equal semi-monthly installments commencing on the fifteenth (15th) or last day of the month immediately following the Severance Commencement Date, whichever date occurs first, and then continuing on the fifteenth (15th) and last day of each calendar month thereafter until all such installments are paid. If Executive is a Specified Employee, the Severance Payment shall not be payable until the first fifteenth (15th) or last day of the month which is at least six (6) months after the Termination of Employment. All installments, which would have otherwise been required to be made over such six (6)-month period if Executive had not been a Specified Employee, shall be paid to Executive in one (1) lump sum payment on the first fifteenth (15th) or last day of the month which is at least six (6) months after the Termination of Employment. After the lump sum payment, the remaining semimonthly installments (each equal to 1/72 of the Severance Payment) shall continue on the fifteenth (15th) and last day of each calendar month until all such installments are paid.
(iv)    Additionally, after the Termination of Employment by Ameris (other than a Termination for Cause, Total Disability, or death), the employee welfare benefits as provided in Section 2(c) shall be continued for eighteen (18) months from the Termination Date at a cost to Executive not to exceed the amounts paid by active executives of Ameris for such employee welfare benefits (the “Welfare Benefits”); provided, however, that if continued participation in any of such employee welfare benefit plans is not possible under the terms of such plans or any provision of law, or any provision of law would create any adverse tax effect for Executive or Ameris due to such participation, Ameris shall provide substantially identical benefits directly or through an insurance arrangement or pay Executive’s costs for such Welfare Benefits if continued by Executive. Notwithstanding the foregoing, if Executive is a Specified Employee and if Ameris determines that any portion of such Welfare Benefits is subject to Section 409A of the Code, then to the extent necessary to avoid taxation under Section 409A of the Code, Executive shall be required to pay for such Welfare Benefits during the six (6)-month period following his Termination of Employment; provided, however, that on the first day after the end of such six (6)-month period, Ameris shall reimburse Executive for such payments. Notwithstanding the foregoing, in the event Executive is not entitled to the Severance Payment as a result of his refusal to execute, or revocation of, the Release, then effective on the first regular payroll date of Ameris which occurs at least ninety (90) days following Executive’s Termination of Employment Executive’s right to any further such Welfare Benefits contemplated by this Section 3(b)(iv) shall cease, it being understood that nothing in this Agreement shall impair Executive’s right to continuation coverage under Section 4980B of the Code.
(v)    Any equity-based awards or other long-term incentive awards held by Executive as of immediately prior to the Termination Date shall be subject to full vesting upon the Termination Date (with any performance goals deemed satisfied based on the greater of target and actual performance as of the Termination Date). Any stock options shall remain exercisable for the full term to the same extent as if Executive had remained employed by Ameris, and any restricted stock units or cash awards shall be settled within thirty (30) days after the Termination Date (or any later date required by Section 409A of the Code). The benefits contemplated by this Section 3(b)(v), shall be referred to herein as the “LTI Benefits.”
(vi)    Executive shall receive a prorated annual incentive award for the year in which the Termination Date occurs, which shall be equal to the product of (A) Executive’s target annual incentive opportunity for such year, multiplied by (B) a fraction, the numerator of which is the number of days elapsed in the year as of the

Termination Date and the denominator of which is 365 (the “Prorated Bonus”). The Prorated Bonus shall be paid within thirty (30) days after the Termination Date (or any later date required by Section 409A of the Code).
(vii)    If Executive materially violates any of the undertakings set forth in Sections 4, 5, 6 and 7 after the Termination Date, as determined in accordance with Section 8, any additional compensation and benefits under Sections 3(b)(i) and 3(b)(ii) shall cease.
(viii)    If the Termination Date occurs at any time within one (1) year prior to a Change of Control, then any additional compensation due hereunder prior to the date of the Change of Control but remaining unpaid as of the date of the Change of Control shall be paid in a lump sum upon the later of (A) the date which occurs sixty (60) days after the Change of Control and (B) the date which an initial payment is due to be made to Executive under Section 3(b)(iii).
(ix)    Reduction for Certain Payments.
(1)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Ameris to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (A) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (B) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (A) of the immediately preceding sentence is less than the amount calculated under clause (B) thereof, then the Payments shall be limited to the extent necessary to avoid triggering the Excise Tax (the “Reduced Amount”).
(2)    The reduction of the Payments, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change of Control, as determined by the Determination Firm (as defined herein). For purposes of this Section 3(b)(ix), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 3(b)(ix), the “Parachute Value” of a Payment means the present value as of the date of the Change of Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax shall apply to such Payment.
(3)    All determinations required to be made under this Section 3(b)(ix), including whether an Excise Tax would otherwise be imposed, whether the

Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm or compensation consulting firm mutually acceptable to Ameris and Executive (the “Determination Firm”), which shall provide detailed supporting calculations both to Ameris and Executive within fifteen (15) business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by Ameris. All fees and expenses of the Determination Firm shall be borne solely by Ameris. Any determination by the Determination Firm shall be binding upon Ameris and Executive. For purposes of any such calculations in connection with the transactions contemplated by the Merger Agreement, the Determination Firm shall be Compensation & Benefits Advisory Services, LLC.
(4)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that amounts shall have been paid or distributed by Ameris to or for the benefit of Executive that should not have been so paid or distributed (an “Overpayment”) or that additional amounts that shall have not been paid or distributed by Ameris to or for the benefit of Executive could have been so paid or distributed (an “Underpayment”). In the event that the Determination Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Ameris or Executive that the Determination Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by Ameris to or for the benefit of Executive shall be repaid by Executive to Ameris (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Determination Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by Ameris to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(5)    To the extent requested by Executive, Ameris shall cooperate with the Executive in good faith in valuing, and the Determination Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of Ameris (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
(c)    Termination by Executive. Executive may have a Termination of Employment by Executive at any time upon at least thirty (30) days’ prior written notice to Ameris. If the Termination of Employment by Executive is a Termination for Good Reason, then Executive shall be entitled to the payments set forth in Section 3(b) as though such termination were a Termination of Employment by Ameris other than a Termination for Cause, death, or Total Disability. Except as provided in the foregoing sentence, upon a Termination of Employment by Executive, Executive’s right to compensation payable in respect of periods occurring after the Termination Date shall cease. Upon such a Termination of Employment, Executive shall be entitled to the Accrued Obligations, which shall be provided on the schedule contemplated by Section 3(a)(ii).
(d)    Termination Upon Death or Total Disability.
(i)    Executive shall have a Termination of Employment upon his death, or (10) business days after written notice by Ameris of termination during the continuance of Total Disability of Executive. Upon Termination of Employment upon death or by Ameris upon Total Disability, Executive’s right to compensation in respect of periods after the Termination Date shall cease. Upon such a Termination of Employment, Executive shall be entitled to the Accrued Obligations, which shall be provided on the schedule contemplated by Section 3(a)(ii). In addition, Executive (or his estate) shall be entitled to the Welfare Benefits, LTI Benefits and Prorated Bonus, which shall be provided on the schedule contemplated by Sections 3(b)(iv), (v) and (vi), respectively.
(ii)    The term “Total Disability” means Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (A) unable to engage in any substantial gainful activity, or (B) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of Ameris. Whether Executive has suffered a Total Disability shall be made in accordance with Section 409A of the Code, provided, however, that Executive shall have been deemed to have suffered a Total Disability if determined to be totally disabled by the Social Security Administration or the Railway Retirement Board, or if Executive is determined to have suffered a Disability under Ameris’s disability insurance program utilizing the definition provided therein. In the event of any dispute as to the “Total Disability” of Executive, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected by Executive and Ameris or appointed in accordance with the rules of the AAA. The decision of the arbitrator shall be binding on all parties hereto. Executive agrees to submit medical records requested and to submit to such examination and testing reasonably requested by such physician.
(e)    Termination Following the Expiration of the Employment Period. Upon Executive’s Termination of Employment for any reason following the Expiration of the

Employment Period, Executive shall be entitled to the Accrued Obligations, which shall be provided on the schedule contemplated by Section 3(a)(ii). In addition, Executive shall be entitled to the Welfare Benefits, LTI Benefits and Prorated Bonus, which shall be provided on the schedule contemplated by Sections 3(b)(iv), (v) and (vi), respectively.
(f)    Life Insurance Policies. Termination or expiration of this Agreement, breach of this Agreement by Executive, or termination of the benefits payable hereunder for any reason, including pursuant to Section 3(a), (b), (c), (d) or (e), shall not terminate the duty of Ameris to maintain or continue the Split Dollar Plan or Individual Life Insurance Policies pursuant to Section 2(d), including any replacement or substitute plans or policies hereafter mutually agreed to in writing. Notwithstanding any other provision of this Agreement, if Executive is a Specified Employee and if Ameris determines that the maintenance of the Split Dollar Plan or the Individual Life Insurance Policies is subject to Section 409A of the Code, then, to the extent necessary to avoid taxation under Section 409A of the Code, Executive shall be required to pay for the maintenance of the Split Dollar Plan and the Individual Life Insurance Policies during the six (6)-month period following his Termination of Employment; provided, however, that on the first day after the end of such six (6)-month period, Ameris shall reimburse Executive for such payments.
4.    Covenant Not to Compete. Executive agrees that during his employment with Ameris and for a period of eighteen (18) months after Executive’s Termination of Employment for any reason, that Executive shall not, on his own behalf or on another’s behalf, work in any management or executive capacity in the business of providing banking or banking related services; provided, however, that Executive shall not be bound by the foregoing covenant if Ameris has ceased making the Severance Payment on the schedule required by this Agreement. This restriction shall apply only within a fifty (50)-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. Executive agrees that because of the nature of Ameris’s business, the nature of Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of Ameris which Ameris shall give Executive access to, any breach of this provision by Executive would result in the inevitable disclosure of Ameris’s Trade Secrets and Confidential Information to its direct competitors.
5.    Non-Solicitations of Clients and Customers. Executive agrees that during his employment with Ameris and for a period of eighteen (18) months after Executive’s Termination of Employment for any reason, Executive shall not directly or indirectly solicit, contact or call upon any client or customer of Ameris for the purpose of providing banking or banking related services other than through Ameris. This restriction shall apply only to any client or customer of Ameris with whom Executive had material contact during the last twelve (12) months of Executive’s employment with Ameris (which shall include for purposes of this Section 5 any portion of such prior twelve (12) month period during which Executive was employed by Fidelity prior to the Effective Time). “Material contact” means interaction between Executive and the client or customer which takes place to further the business relationship. “Clients” and “customers” include, but are not limited to, depositors and commercial, Small Business Administration or construction loan customers.

6.    Non-Solicitations of Employees. Executive agrees that during his employment with Ameris and for a period of eighteen (18) months after Executive’s Termination of Employment for any reason, Executive shall not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Ameris with whom Executive had material contact during Executive’s employment with Ameris (which shall include for purposes of this Section 6 the period during which Executive was employed by Fidelity prior to the Effective Time). This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.
7.    Confidentiality, Proprietary Information and Inventions.
(a)    During the term of Executive’s employment with Ameris, and at all times thereafter, Executive shall not use or disclose to others, without the prior written consent of Ameris, any Trade Secrets (as hereinafter defined) of Ameris, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Ameris (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
(b)    During the term of Executive’s employment with Ameris, and at all times thereafter, Executive shall not use or disclose to others, without the prior written consent of Ameris, any Confidential Information (as hereinafter defined) of Ameris, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Ameris (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
(c)    Upon Executive’s Termination of Employment for any reason, Executive shall not take with him any documents or data of Ameris or any subsidiary or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.
(d)    Executive agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Ameris and all subsidiaries and customers thereof.
(e)    The term “Trade Secrets” shall include only such information constituting a “Trade Secret” within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. The term “Confidential Information” shall include all information and data which is protectable as a legal form of property or non-public information of Ameris or its customers, excluding any information or data which constitutes a Trade Secret.
(f)    The terms “Trade Secrets” and “Confidential Information” shall not include any information which (i) becomes publicly known through no fault or act of Executive; (ii) is lawfully received by Executive from a third party after Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (iii) is independently developed by Executive and entirely unrelated to the business of providing banking or banking related services. Further, nothing contained in this Agreement shall prohibit Executive’s disclosure of Trade Secrets or Confidential Information as required by law or ordered by a court, arbitrator, regulator or other governmental authority or in connection with litigation, an investigation or the exercise of whistleblower rights.
(g)    Executive agrees that any and all information and data originated by Executive while employed by Ameris or Fidelity and, where applicable, by other employees or associates under Executive’s direction or supervision in connection with or as a result of any work or service performed under the terms of Executive’s employment, shall be promptly disclosed to Ameris, shall become Ameris’s property, and shall be kept confidential by Executive. Any and all such information and data, reduced to written, graphic or other tangible form and any and all copies and reproduction thereof shall be furnished to Ameris upon request and in any case shall be returned to Ameris upon Executive’s Termination of Employment.
(h)    Executive agrees that Executive shall promptly disclose to Ameris all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Executive performs for Ameris.
(i)    Executive agrees that he shall assign the entire right, title and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Ameris. Executive further agrees that Executive shall, without expense to Ameris other than reimbursement of Executive’s business expenses, execute all documents and do all acts which may be necessary, desirable or convenient to enable Ameris, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.
8.    Consideration for Non-Compete, Non-Solicitation and Non-Disclosure Provisions. In consideration of Executive’s undertakings set forth in Sections 4, 5, 6 and 7, with respect to periods after Termination of Employment, Ameris shall pay Executive a “Non-Compete Benefit” as described below. Except as contemplated by the immediately preceding sentence, the Non-Compete Benefit shall be payable in thirty-six (36) equal semi-monthly installments, each installment in an amount equal to sixty percent (60%) of his Base Salary in effect immediately prior to the Termination of Employment divided by twenty-four (24), commencing on the fifteen (15th) or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the fifteen (15th) and last day of each calendar month thereafter until all such installments are paid. If Executive is a Specified Employee, then, to the extent necessary to avoid taxation under Section 409A of the Code, the Non-Compete Benefit shall not become payable until the first fifteen (15th) or last day of the month which is at least six (6) months after Executive’s Termination of Employment. All installments which would have otherwise been required to be made over such six (6)-month period if Executive had not been a Specified Employee, shall be paid to Executive in one (1) lump sum payment on the first fifteen (15th) or last day of the month which is at least six (6) months after Executive’s Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to sixty percent (60%) of his Base Salary in effect immediately prior to Termination of Employment divided by twenty-four (24)) shall continue on the fifteen (15th) and last day of each calendar month until all such installments are paid. If Executive materially violates any of the undertakings set forth in Sections 4, 5, 6 and 7,

Executive waives and forfeits any and all rights to any further payments under this Agreement (other than any amounts due under the Split Dollar Plan or the Individual Life Insurance Policies), including but not limited to, any additional payments, compensation or severance he may otherwise be entitled to receive under this Agreement, whether pursuant to this Section or otherwise.
9.    Specific Performance. Because of Executive’s knowledge and experience, Executive agrees that Ameris shall be entitled to specific performance, an injunction, temporary injunction or other similar relief without the posting of a bond or other security in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 4, 5, 6 and 7. In any such court proceeding, Executive shall not object thereto and claim that monetary damages are an adequate remedy.
10.    No Setoff. Nothing in this Agreement shall limit or otherwise affect such rights as Executive may have under any other contract or agreement with Ameris or its Affiliates (for the avoidance of doubt, including Fidelity Southern and Fidelity Bank), except as specifically set forth in such contract or agreement. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or from any other source. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts which are available under this Agreement shall not be reduced whether or not Executive obtains other employment. Amounts which constitute vested benefits or which Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of or any contract or agreement (collectively, “programs”) with Ameris at or subsequent to Executive’s Termination of Employment shall be payable in accordance with such programs, and nothing in this Agreement shall limit Executive’s right to such benefits.
11.    Indemnification of Executive. Ameris shall indemnify Executive and shall advance reimbursable expenses incurred by Executive in any proceeding against Executive, including a proceeding brought in the right of Ameris, as a director or officer of Ameris or any subsidiary thereof, except claims and proceedings brought directly by Ameris against Executive, to the fullest extent permitted under the articles of incorporation and bylaws of Ameris Bancorp and Ameris Bank and the Georgia Business Corporation Code, as amended from time to time. Such indemnities and advances shall be paid to Executive on the next normal payroll payment date after Executive’s rights to such amounts are no longer in dispute.
12.    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by electronic mail transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or three (3) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:

If to Ameris:

Ameris Bancorp
1301 Riverplace Boulevard
Suite 2600
Jacksonville, Florida 32207
Attn: Mr. Dennis J. Zember Jr.
Email: dennis.zember@amerisbank.com

If to Executive, the most recent electronic mail or physical address on file with Ameris.
13.    Binding Effect; Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Executive and his estate, personal representatives and heirs, and by Ameris and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Executive. Ameris shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Ameris to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Ameris would be required to perform it if no such succession had taken place. As used in this Agreement, “Ameris” shall mean Ameris as herein defined and any successor to its business or assets which assumes this Agreement by operation of law or otherwise.
14.    Entire Agreement. This Agreement, including the Split Dollar Plan and the Individual Life Insurance Policies, are intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Executive as an employee and officer of Ameris and election as Executive Chairman of the Board of Directors of Ameris Bancorp and Ameris Bank following the Effective Time and supersedes the Prior Employment Agreement in all respects.
15.    Binding Arbitration. Except as otherwise specifically provided herein, including as provided in Section 9, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator (the “Arbitrator”) selected in accordance with the rules of the AAA by the AAA. The hearings before the Arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement.
16.    Litigation Expenses.
(a)    Ameris agrees to pay or reimburse Executive promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction or the Arbitrator determines that Executive acted in bad faith in initiating the contest) by Ameris, any Affiliate, Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the

Code; provided, however, that the reasonableness of the fees and expenses must be determined by the Arbitrator, using standard legal principles, mutually agreed upon by Ameris and Executive in accordance with rules set forth by the AAA. Such payments and reimbursements shall be paid to Executive or on Executive’s behalf on or by the next normal payroll payment date after Executive’s rights to such amounts are no longer in dispute; provided, further, that if Executive is a Specified Employee, then, to the extent necessary to avoid taxation under Section 409A of the Code, such payments shall not be made before the date that is six (6) months after the date of Executive’s Termination of Employment.
(b)    If there is any dispute between Ameris and Executive, in the event of any Termination of Employment by Ameris or by Executive, then, unless and until there is a final, nonappealable judgment by the Arbitrator declaring that Executive is not entitled to benefits under this Agreement, Ameris shall pay or cause to be paid all amounts, and provide all benefits, to Executive or Executive’s Beneficiaries in the event of Executive’s death, that Ameris would be required to pay or provide pursuant to this Agreement. Ameris shall not be required to pay any disputed amounts pursuant to this Section 16(b) except upon receipt of an undertaking (which may be unsecured) by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.
17.    Amendments. This Agreement may not be amended or modified except in writing signed by both parties.
18.    Waivers. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing.
19.    Future Employers. Ameris may notify anyone employing Executive or evidencing an intention to employ Executive as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Executive agrees that for a period of eighteen (18) months after Executive’s Termination of Employment for any reason, Executive shall provide Ameris the identity of any employer Executive goes to work for along with Executive’s job title and anticipated job duties with any such employer.
20.    Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws.
21.    Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.
22.    Compliance with Section 409A and Applicable Laws. This Agreement is intended to satisfy the requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. Notwithstanding any other provision of this Agreement, Ameris’s obligations under this Agreement shall be subject to compliance with applicable laws and regulations, including without limitation, regulations addressing Golden Parachute and Indemnification Payments (12 CFR § 359) (the “Rules”). In consideration for the benefits Executive shall receive pursuant to the terms of this Agreement, Executive hereby voluntarily waives any claim against the United States or Ameris for any changes to the payments or benefits that are required to comply with the Rules. Executive acknowledges that the Rules may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that are provided for under this Agreement. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the Rules, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which the Rules were adopted and any tort or constitutional claim about the effect of the Rules on Executive’s employment relationship. Notwithstanding the foregoing, this waiver shall not limit Executive’s ability to challenge whether Ameris has properly complied with the Rules or whether a modification is required to comply with the Rules.
23.    Definitions. For purposes of this Agreement:
(a)    “AAA” means the American Arbitration Association, Atlanta, Georgia.
(b)    “Affiliate” means any entity with whom Ameris would be considered a single employer under Section 414(b) or 414(c) of the Code.
(c)    “Beneficiary” means the person or entity designated by Executive, by a written instrument delivered to Ameris, to receive any benefits payable under this Agreement in the event of Executive’s death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such benefits on the death of Executive shall be paid to Executive’s estate.
(d)    “Change of Control” means the occurrence hereafter of any event described in (i), (ii) or (iii) below.
(i)    Any “person” or persons acting as a group for purposes of Section 409A of the Code, acquires stock of Ameris Bancorp or Ameris Bank which together with stock held by such person or group represents more than fifty percent (50%) of the combined voting power represented by the outstanding voting securities of Ameris Bancorp or Ameris Bank, as the case may be;
(ii)    The date a majority of the members of the Board is replaced in any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or
(iii)    The date that any person or persons acting as a group within the contemplation of Section 409A of the Code acquires substantially all of the gross fair market value (determined without regard to any liabilities associated with the assets) of the assets of Ameris Bancorp or Ameris Bank, as approved by the shareholders of Ameris Bancorp or Ameris Bank, as the case may be.

The foregoing shall be construed and applied in a manner consistent with the requirements of Section 409A of the Code for the avoidance of additional taxes. If a Change of Control occurs on account of a series of transactions, the Change of Control is deemed to have occurred on the date of the last of such transactions which results in the Change of Control.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Final Compensation” means the sum of (i) Executive’s Base Salary at the rate in effect on the Termination Date plus (ii) the greater of (A) the amount of Executive’s target cash bonus opportunity for the year in which the Termination Date occurs and (B) the amount of Executive’s actual cash bonus for the year immediately preceding the year in which the Termination Date occurs.
(g)    “Release” means a general release of claims in the form attached hereto as Attachment B.
(h)    “Specified Employee” has the meaning set forth for the term specified employee in Section 409A(a)(2)(B)(i) of the Code and the rules and regulations adopted thereunder.
(i)    “Termination for Cause” means a Termination of Employment by Ameris for any of the following acts or omissions by Executive: (i) any act or omission requiring Ameris to terminate Executive in order to comply with Section 19 of the Federal Deposit Insurance Act, 12 USC Section 1829(a), (ii) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (iii) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Executive or any related person or affiliated company and are intended to cause harm or damage to Ameris or its subsidiaries, (iv) the illegal use of controlled substances, (v) the misappropriation or embezzlement of assets of Ameris or its subsidiaries, (vi) the breach of any provision of Section 4, 5, 6 or 7 during the Employment Period; or (vi) the breach of any other material term or provision of this Agreement to be performed by Executive which has not been cured within thirty (30) days of receipt of written notice of such breach from the Board.
(j)    “Termination for Good Reason” means a Termination of Employment by Executive due to the occurrence of one (1) or more of the following events which are not corrected within thirty (30) days after receipt of written notice from Executive to Ameris:
(i)    there is a material change in Executive’s position or responsibilities (including reporting responsibilities) which, in Executive’s reasonable judgment, represents an adverse change from Executive’s status, title, position or responsibilities;
(ii)    the assignment to Executive of any duties or responsibilities which are materially inconsistent with the position or responsibilities of Executive;

(iii)    any removal of Executive from or failure to reappoint or reelect Executive to any of the positions Executive held;
(iv)    there is a material reduction in Executive’s rate of Base Salary or a change in the manner the incentive compensation of Executive is calculated and such change will result in a reduction of the incentive compensation of Executive;
(v)    the requiring of Executive to relocate his principal business office to any place outside a fifteen (15) mile radius from Executive’s current place of employment in Atlanta, Georgia (reasonable required travel on Ameris’s business shall not constitute a relocation of Executive’s principal business office);
(vi)    the failure of Ameris to continue in effect any Welfare Plan, Individual Life Insurance Policy or other compensation plan, program or policy in which Executive is participating without substituting plans providing Executive with substantially similar or greater benefits, or the taking of any action by Ameris which would materially and adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive; or
(vii)    the material breach of any provision of this Agreement which is not timely corrected by Ameris upon thirty (30) days prior written notice from Executive;
provided, however, that Executive must provide notice to Ameris within ninety (90) days of obtaining knowledge of any of the events listed above and Executive must terminate his employment no later than two (2) years from the date of the occurrence of any of the foregoing events in order for such termination to be deemed a “Termination for Good Reason.”
(k)    “Termination of Employment” means the termination of Executive’s employment with Ameris and all Affiliates. It is intended that a separation from service, as determined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder, shall be required for a Termination of Employment and, for such purpose, a separation from service shall be deemed to occur if the parties expect that Executive will not perform any future services in any capacity for Ameris or any Affiliate, whether as an employee or otherwise, or if parties expect such services will materially decrease to such an extent that the decrease would give rise to a presumption pursuant to the regulations under Section 409A of the Code that a separation from service had occurred.
24.    Counterparts. This Agreement may be executed in counterparts (which may be exchanged by facsimile or e-mail), each of which is deemed an original, but which together shall constitute one and the same instrument.
25.    Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr. Name: Dennis J. Zember Jr. Title: President and Chief Executive Officer

AMERIS BANK

By:	/s/ Dennis J. Zember Jr. Name: Dennis J. Zember Jr. Title: Chief Executive Officer

JAMES B. MILLER, JR.
/s/ James B. Miller, Jr.

ATTACHMENT A
COUNTRY CLUB MEMBERSHIPS AND CIVIC ORGANIZATIONS
Atlanta Opera Board of Directors
Georgia State Botanical Gardens Board of Directors
Capital City Club
Piedmont Driving Club
Buckhead Coalition
Decatur Rotary Club

ATTACHMENT B
FORM OF RELEASE
This Release (this “Release”) is entered into by and among James B. Miller, Jr. (“Employee”), an individual, and Ameris Bancorp, a Georgia corporation, and its wholly owned subsidiary Ameris Bank, a Georgia banking corporation (referred to herein collectively as “Employer”) (collectively referred to as the “Parties”).
Employee acknowledges that his employment with Employer was effectively terminated as of [____________] (the “Separation Date”). Employee further acknowledges that, in the absence of this Release he would have no entitlement to the severance benefits conferred in Section 3(b) of the Employment Agreement, dated as of December 17, 2018, by and among the Parties (the “Employment Agreement”), that this severance benefit constitutes a substantial economic benefit to him, and that this benefit constitutes good and valuable consideration for this Release.
Employee hereby waives, releases and discharges Employer, its past and present parents, subsidiaries, divisions and affiliated companies, its respective past and present stockholders, directors, officers, employees, agents and insurers (collectively the “Company”), from any and all claims, demands, damages and causes of action (“Claims”) of every kind and nature, whether known or unknown, or suspected or unsuspected, which Employee has or may have, arising out of any matter whatsoever that occurred at any time up to the date of his execution of this Release. This Release specifically includes, but is not limited to, any and all Claims:
a.    Arising out of or in any way related to Employee’s employment or the separation of his employment with the Company;
b.    Arising under or based on the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, or otherwise creating rights or claims for employees;
c.    Arising under or based on the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and alleging a violation thereof based on any action or failure to act by the Company at any time prior to the effective date of this Release;
Notwithstanding anything contained herein to the contrary, this Release shall not affect: (i) the obligations of Employer set forth in the Employment Agreement, including, without limitation, under Sections 3, 8, 11 and 16 thereof, or under any other benefit plan, agreement, arrangement or policy of Employer or its affiliates that by its terms, contains obligations that are to be performed after the date hereof by Employer or any rights of Employee to vested compensation or benefits; (ii) any indemnification or similar rights Employee has as a current or former officer, director, employee or agent of Employer and its affiliates, including, without limitation, any and all rights thereto under applicable law, Employer’s articles of incorporation, bylaws or other governance documents, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements; (iii) any Claim as the holder or beneficial owner of securities of Employer or other rights relating to securities or equity awards in respect of the common stock of Employer; (iv) rights to accrued but unpaid salary, paid time off, vacation or other compensation due through the date of termination of employment; (v) any unreimbursed business expenses; (vi) benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; and (vii) any Claims that may arise in the future from events or actions occurring after Employee’s Separation Date or that Employee may not by law release through an agreement such as this.
Employee specifically represents that he has read and understands this Release, and understands fully the final and binding effect of this Release. Employer hereby advises Employee that before signing this Release, he may take twenty-one (21) days to consider this Release. Employee further agrees that the only promises made to him to sign this Release are those stated in this Release and that he has signed this Release voluntarily with the full intent of releasing the Company from any and all claims relating to or arising out of his employment with Employer. Employer hereby advises Employee in writing to discuss this Release with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed it appropriate. Additionally, in accordance with federal law, this Release may be revoked in writing by Employee at any time within seven (7) days after the date the Release is signed by Employee and this Release shall not be effective until the expiration of such seven day period. Finally, Employee agrees and acknowledges that if he signs this Release before the expiration of said twenty-one (21) day period referred to hereinabove, that he has affirmatively waived such twenty-one (21) day minimum period, but shall still have the seven (7) calendar days within which to revoke this Release. Employee expressly understands that he is knowingly and voluntarily waiving any claim for age discrimination that he may have under the Age Discrimination in Employment Act.
As part of the foregoing Release, Employee acknowledges that he is waiving his right to any recovery, compensation, or other legal, equitable or injunctive relief from the Company in any administrative, arbitral, judicial or other action brought by or on behalf of Employee in connection with any Claim released in this Release.
AMERIS BANCORP

By:	Name: Title:
AMERIS BANK

By:	N

B-2

ame:
Title:

EMPLOYEE

James B. Miller, Jr.

B-3